Exhibit 99.1

Assurant Reports First Quarter 2011 Financial Results

1Q 2011 Net Operating Income of $139.3 million, $1.37 per diluted share

1Q 2011 Net Income of $141.7, $1.39 per diluted share

•    12.5 percent annualized operating ROE, excluding AOCI

•    3.2 percent growth in book value per diluted share, excluding AOCI, since year-end

•    $189.6 million returned to shareholders in share repurchases and dividends in 1Q 2011

•    $585 million of corporate capital at quarter-end

•    $22.4 million premium rebate accrued at Assurant Health

NEW YORK, April 27, 2011 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the first quarter ended March 31, 2011.

Net operating income1 for the first quarter 2011 decreased 10 percent to $139.3 million, or $1.37 per diluted share, compared to first quarter 2010 net operating income of $154.3 million, or $1.32 per diluted share. Improved results at Assurant Solutions were offset by declines at the other businesses during the quarter.

“First quarter results were consistent with our plans to respond and adapt our operations to the changing markets we serve,” said Robert B. Pollock, president and CEO of Assurant. “We increased book value per share by 3 percent, returned $190 million to our shareholders through disciplined capital deployment and are focused on growing revenue in our select specialty markets to ensure long-term success.”

Net income for the first quarter 2011 decreased 10 percent to $141.7 million, or $1.39 per diluted share, compared to first quarter 2010 net income of $157.2 million, or $1.34 per diluted share. After-tax net realized gains on investments were $2.4 million in the quarter, compared to $2.9 million in first quarter 2010.

Net earned premiums, fees and other income in the quarter were $1.9 billion, compared to $2.0 billion in the first quarter 2010, reflecting a decline in premiums in all of the businesses.

Net investment income in the first quarter 2011 decreased slightly to $171.9 million, compared to $174.0 million in first quarter 2010, as investment yields declined.

Following is a Reconciliation of Net Operating Income to Net Income for Assurant.

(UNAUDITED) (amounts in millions, net of tax)	1Q11	1Q10
Assurant Solutions	$38.0	$28.9
Assurant Specialty Property	102.6	118.5
Assurant Health	7.2	8.4
Assurant Employee Benefits	6.5	16.5
Corporate and other	(8.5)	(12.1)
Amortization of deferred gains on disposal of businesses	3.3	4.0
Interest expense	(9.8)	(9.9)

Net operating income	139.3	154.3

Adjustments:
Net realized gains on investments	2.4	2.9

Net income	$141.7	$157.2

Note: A schedule of disclosed items that affected Assurant’s results by business for the last five quarters is available on page 20 of the Company’s Financial Supplement, which is available in the Investor Relations section of Assurant’s website at www.assurant.com.

Assurant Solutions

(in millions)	1Q11	1Q10	% Change
Net Operating Income	$38.0	$28.9	32%
Net Earned Premiums, Fees and Other	$662.0	$691.1	(4)%

Net operating income increased in first quarter 2011 due to improved underwriting experience in international operations and continued favorable preneed results. For the quarter, the international combined ratio decreased because of improved loss experience in the U.K. The domestic combined ratio declined slightly as a result of reduced expenses. First quarter 2010 results included an unfavorable $2.8 million tax expense related to European business restructuring.

Net earned premiums, fees and other income declined, reflecting the run-off of both service contract premiums from former clients and the domestic credit business. International net earned premiums increased primarily due to growth from both existing and new clients added last year in Latin America. Preneed fee income increased for the quarter, benefiting from sales growth in the U.S.

Assurant Specialty Property

(in millions)	1Q11	1Q10	% Change
Net Operating Income	$102.6	$118.5	(13)%
Net Earned Premiums, Fees and Other	$485.0	$521.9	(7)%

Net operating income in first quarter 2011 included $7.4 million of after-tax adverse loss development relating to Arizona wind and hailstorms that occurred in fourth quarter 2010. First quarter 2011 benefited from the addition of new clients in 2010, resulting in an increase in the number of loans tracked. First quarter 2010 income included a favorable $7.6 million after-tax adjustment from an unearned premium reserve review.

Net earned premiums, fees and other income were lower for the quarter, reflecting additional ceding activity to clients and increased catastrophe reinsurance premiums. This was partially offset by rising premiums from new lender-placed homeowners’ clients added last year and increased renters insurance premiums. First quarter 2010 premiums included a favorable $13.6 million adjustment from an unearned premium reserve review.

Assurant Health

(in millions)	1Q11*	1Q10	% Change
Net Operating Income	$7.2	$8.4	(14)%
Net Earned Premiums, Fees and Other	$435.1	$477.9	(9)%

*	Note: Beginning in first quarter 2011, results are not fully comparable to the prior year due to regulatory changes associated with health care reform.

First quarter 2011 results reflect the impact of health care reform. Income was reduced by $14.6 million after-tax due to the establishment of a premium rebate liability to comply with the minimum medical loss ratio (MLR) requirements. Tax rates increased due to reduced deductions allowed under health care reform. First quarter 2011 results also included a $4.8 million after-tax reimbursement from a pharmacy services provider.

Net earned premiums, fees and other income for the quarter were reduced by $22.4 million due to the new premium rebate liability. Declines in individual and small group premiums also reflect lower sales caused by the transition to new products and changes in commissions, both resulting from health care reform.

Assurant Employee Benefits

(in millions)	1Q11	1Q10	% Change
Net Operating Income	$6.5	$16.5	(61)%
Net Earned Premiums, Fees and Other	$273.6	$292.3	(6)%

Net operating income in first quarter 2011 decreased, primarily reflecting slower recovery rates in disability and less favorable life insurance loss experience. Dental results improved during the quarter. First quarter 2011 results also were affected unfavorably by a previously disclosed decrease in the reserve discount rate for new long-term disability claims.

Net earned premiums, fees and other income decreased for the quarter, primarily due to pricing actions on a block of assumed disability reinsurance business and lower sales last year.

Corporate & Other

(in millions)	1Q11	1Q10	% Change
Net Operating Loss	$(8.5)	$(12.1)	29%

Net operating loss in the first quarter improved versus 2010 primarily due to a change in certain tax liabilities.

Capital Position

Corporate capital stood at approximately $585 million as of March 31, 2011. Assurant returned $189.6 million to shareholders during first quarter 2011 through share repurchases and dividends. Assurant repurchased 4.4 million of its outstanding common shares for an aggregate purchase price of $173.4 million during the quarter. Through April 21, 2011, the Company repurchased an additional 1.1 million shares for $42.3 million, with $622.4 million remaining in the repurchase authorization.

Financial Position

Stockholders’ equity, excluding accumulated other comprehensive income (“AOCI”), was $4.5 billion at March 31, 2011, almost flat versus Dec. 31, 2010.

Book value per diluted share2, excluding AOCI, increased 3.2 percent to $44.44, from $43.08 at Dec. 31, 2010. AOCI improved by $11.5 million from Dec. 31, 2010 to $297.0 million.

Annualized operating return on equity (“ROE”)3, excluding AOCI, was 12.5 percent for the quarter, compared to full-year operating ROE, excluding AOCI, of 12.1 percent in 2010.

As of March 31, 2011, total assets were approximately $26.7 billion. The ratio of debt to total capital, excluding AOCI, was flat at 17.9 percent at March 31, 2011, versus Dec. 31, 2010, while the asset leverage ratio was 2.9 to 1.

Earnings Conference Call

Assurant will host a conference call on Thursday, April 28, 2011 at 8:00 a.m. ET with webcast access available via the Investor Relations section of Assurant’s website. The live and archived webcast along with supplemental information will be available in the Investor Relations section of Assurant’s website. www.assurant.com.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments in the U.S. and select worldwide markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; lender-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $27 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Media Contact:	Investor Relations Contacts:
Vera Carley	Melissa Kivett	Brian D. Koppy
Director, Media Relations and	Senior Vice President	Vice President
Financial Communications	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
vera.carley@assurant.com	melissa.kivett@assurant.com	brian.koppy@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management: (i) the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the rules and regulations thereunder on our health and employee benefits businesses; (ii) deterioration in the Company’s market capitalization compared to its book value that could result in further impairment of goodwill; (iii) loss of significant client relationships, distribution sources and contracts; (iv) failure to attract and retain sales representatives; (v) losses due to natural and man-made catastrophes; (vi) a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry); (vii) actions by governmental agencies that could result in the reduction of the premium rates we charge; (viii) unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation; (ix) current or new laws and regulations that could increase our costs and/or decrease our revenues; (x) general global economic, financial market and political conditions (including difficult conditions in financial, capital and credit markets, the global economic slowdown, fluctuations in interest rates, mortgage rates, monetary policies, unemployment and inflationary pressure); (xi) inadequacy of reserves established for future claims losses; (xii) failure to predict or manage benefits, claims and other costs; (xiii) increases or decreases in tax valuation allowances; (xiv) fluctuations in exchange rates and other risks related to our international operations; (xv) unavailability, inadequacy and unaffordable pricing of reinsurance coverage; (xvi) diminished value of invested assets in our investment portfolio (due to , among other things, volatility in financial markets, the global economic slowdown, credit and liquidity risk, other than temporary impairments and inability to target an appropriate overall risk level); (xvii) insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance; (xviii) inability of reinsurers to meet their obligations; (xix) credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions; (xx) failure to effectively maintain and modernize our information systems; (xxi) failure to protect client information and privacy; (xxii) failure to find and integrate suitable acquisitions and new insurance ventures; (xxiii) inability of our subsidiaries to pay sufficient dividends; (xxiv) failure to provide for succession of senior management and key executives; and (xxv) significant competitive pressures in our businesses and (xxvi) cyclicality of the insurance industry. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2010 Annual Report on Form 10-K as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)	Assurant uses book value per diluted share excluding AOCI, as an important measure of the Company’s stockholder value. Book value per diluted share excluding AOCI equals total stockholders’ equity excluding AOCI divided by diluted shares outstanding. The Company believes book value per diluted share excluding AOCI provides investors a valuable measure of stockholder value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other accumulated comprehensive income items. The comparable GAAP measure for this included measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $47.41 as of March 31, 2011, as shown in the reconciliation table below.

1Q
2011
Book value per diluted share (excluding AOCI)	$44.44
Change due to effect of including AOCI	$2.97

Book value per diluted share	$47.41

(3)	Assurant uses annualized operating return on equity (“ROE”), excluding AOCI, as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding AOCI, and then the return is annualized, if necessary. The Company believes annualized operating ROE, excluding AOCI, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period and those events that are unusual and/or unlikely to recur. The comparable GAAP measure for this included measure would be annualized GAAP return on equity, defined as the annualized return of net income divided by average stockholders’ equity for the period. Consolidated annualized GAAP ROE for the three months ended March 31, 2011 was 11.9 percent, as shown in the following reconciliation table.

2011
1Q
Annualized operating return on equity (excluding AOCI) (1)	12.5%
Net realized gains on investments	0.2%
Change due to effect of including AOCI	-0.8%

Annualized GAAP return on equity (1)	11.9%

A summary of net operating income disclosed items is included on page 20 of the Company’s Financial Supplement, which is available in the Investor Relations section of Assurant’s website at www.assurant.com.

Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three Months Ended March 31, 2011 and 2010

	2011	2010
	1Q	1Q
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums and other considerations	$1,762,012	$1,906,643
Net investment income	171,873	174,014
Net realized gains on investments	3,777	4,473
Amortization of deferred gain on disposal of businesses	5,134	6,081
Fees and other income	93,875	76,645

Total revenues	2,036,671	2,167,856

Benefits, losses and expenses
Policyholder benefits	894,510	927,996
Selling, underwriting, general and administrative expenses	912,401	976,333
Interest expense	15,131	15,161

Total benefits, losses and expenses	1,822,042	1,919,490

Income before provision for income taxes	214,629	248,366
Provision for income taxes	72,888	91,143

Net income	$141,741	$157,223

Net income per share:
Basic	$1.40	$1.35
Diluted	$1.39	$1.34

Dividends per share	$0.16	$0.15

Share data:
Basic weighted average shares outstanding	101,194,814	116,817,005
Diluted weighted average shares outstanding	101,974,815	117,194,873

Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At March 31, 2011 (unaudited) and Dec. 31, 2010

	March 31,	December 31,
	2011	2010
	(in thousands)
Assets
Investments and cash and cash equivalents	$14,852,332	$14,670,364
Reinsurance recoverables	5,049,186	4,997,316
Deferred acquisition costs	2,526,401	2,493,422
Goodwill	621,412	619,779
Assets held in separate accounts	2,040,482	2,000,371
Other assets	1,607,562	1,615,766

Total assets	$26,697,375	$26,397,018

Liabilities
Policyholder benefits and claims payable	$11,547,240	$11,456,322
Unearned premiums	5,119,984	5,063,999
Debt	972,192	972,164
Mandatorily redeemable preferred stock	—	5,000
Liabilities related to separate accounts	2,040,482	2,000,371
Deferred gain on disposal of businesses	149,359	154,493
Accounts payable and other liabilities	2,120,725	1,964,132

Total liabilities	21,949,982	21,616,481

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,450,371	4,495,013
Accumulated other comprehensive income	297,022	285,524

Total stockholders’ equity	4,747,393	4,780,537

Total liabilities and stockholders’ equity	$26,697,375	$26,397,018